Exhibit 10.2

(Form for Non-NEOs)

CYBEX INTERNATIONAL, INC.

NOTIFICATION OF PARTICIPATION

2006 MANAGEMENT INCENTIVE COMPENSATION BONUS PROGRAM

This confirms that ____________________ (“you”) have been designated a participant in the 2006 management incentive compensation bonus program (the “Program”) of Cybex International, Inc. (“Cybex”) adopted by the Cybex Compensation Committee and the Board of Directors pursuant to Section 9 of the 2005 Omnibus Incentive Compensation Plan.

Pursuant to the Program, you will be eligible for a bonus equal to the indicated percentage of your base salary, in the event that the 2006 operating income of Cybex (after taking into account all bonuses payable under the Program) equals or exceeds the indicated criteria as set by the Cybex Compensation Committee:

Percentage of Base Salary	Threshold level
10%	Target
20%	Goal
40%	Super Goal

The Program is subject to such rules, policies and procedures as may be from time to time adopted by the Board of Directors or the Compensation Committee acting on behalf of the Board of Directors, including the requirement that you be employed in good standing with Cybex at the time that the bonus becomes payable.

The bonus will be payable, if at all, in cash within thirty days after receipt by Cybex of its audited financial statements for 2006.

Eligibility to participate in the Program does not restrict Cybex from discharging you from employment or increasing or decreasing your compensation, nor does it restrict you from resigning your employment. Your participation in this program supersedes, replaces in full, and is in lieu of, any understanding, commitment or agreement (whether written, oral, express or implied) with respect to incentive compensation related to 2006 performance which might otherwise be or become payable to you, other than stock options which have been or may be granted to you. All calculations, determinations and interpretations under this Program shall be made solely by the Board of Directors or the Compensation Committee acting on behalf of the Board of Directors.

Dated: February , 2006	CYBEX INTERNATIONAL, INC.

By: